UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement.
☐	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2)).
☐	Definitive Proxy Statement.
☐	Definitive Additional Materials.
☒	Soliciting Material Pursuant to §240.14a-12.

ANGIOTECH PHARMACEUTICALS, INC.

(Name of Registrant as Specified in its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Filed by Angiotech Pharmaceuticals, Inc.

Pursuant to Rule 14a-12

Under the Securities Exchange Act of 1934

Subject Company: Angiotech Pharmaceuticals, Inc.

Commission File No.: 000-30334

FOR IMMEDIATE RELEASE
PRESS RELEASE
September 22, 2008

ANGIOTECH ANNOUNCES REORGANIZATION AND COST REDUCTION INITIATIVES,

UPDATES FINANCIAL OUTLOOK

Date to be established for Annual General Meeting

Shareholder vote to be postponed regarding proposed transaction with Ares Management and New Leaf Venture Partners

VANCOUVER, BC, September 22, 2008 – Angiotech Pharmaceuticals, Inc. (“Angiotech”) (NASDAQ: ANPI, TSX: ANP), a global specialty pharmaceutical and medical device company, today announced that it is pursuing various initiatives to reduce operating costs and to further focus its business efforts, pending continued exploration of alternatives to the Company’s balance sheet and current capital structure. Options to be explored, among others, include determining whether the Company will be able to consummate its previously announced transaction with Ares Management and New Leaf Venture Partners, or other potential transaction alternatives with Ares and New Leaf. In addition, Angiotech also announced plans to withdraw its outstanding tender offers for its Senior Floating Rate Notes and its Senior Subordinated Notes, pending resolution of these discussions and actions. Angiotech’s management and Board of Directors continue to believe a transaction alternative of significant size and scope is necessary to meaningfully address the Company’s working capital needs for its business initiatives, as well as to address potential liquidity issues likely to arise in the near term relating to the Company’s current balance sheet structure.

“Our Board of Directors believes that despite the growth and progress we’ve seen this year in our medical products businesses it is in the best interest of Angiotech and its shareholders to take action now to adjust our business and operating structure in order to achieve cost savings and to further focus our business initiatives,” said Dr. William Hunter, Chief Executive Officer of Angiotech. “While our extensive discussions since we announced the transaction with various shareholders and bondholders have been useful, during this period events have impacted our business and the capital markets, and we will take every action necessary to prepare our Company for the future and to provide the best opportunity for our most important near term initiatives to continue, regardless of the timing of completing any financing or strategic transaction. We will also pursue discussions with Ares, New Leaf and our bondholders and shareholders with a view to solving the issues arising from our current capitalization.”

The announced reorganization and cost reduction initiatives are, in certain cases, in addition to the selected expense reduction actions announced in April 2008, and are actions the Company believes are necessary to provide the opportunity for Angiotech to be able to achieve its previously stated goal of achieving positive consolidated free cash flow (after the incurrence of net interest expense) during the fourth quarter of 2008. Angiotech’s ability to achieve this goal in the absence of a financing or strategic transaction has been, and may be further impacted by, decreasing levels of royalty revenue we receive from Boston Scientific Corporation, the Company’s ability to implement certain cost reduction initiatives in a timely and efficient manner, capital markets conditions and interest rates and other factors.

Specifically, the Company expects to focus remaining investment and resources on its most promising near term product opportunities, including Quill™ SRS and certain new interventional radiology products, including the HemoStream™ Chronic Dialysis Catheter, the Option™ Inferior Vena Cava Filter and the Bio-Seal™ Lung Biopsy System, and therefore to further reduce spending on certain research and development relating to various earlier stage new product initiatives.

In connection with these initiatives and developments, Angiotech expects to record a significant reduction in the amount of goodwill and intangible assets held on its balance sheet during the third quarter of 2008.

Angiotech has advised Ares Management and New Leaf Venture Partners that, given the length of time that has been required to complete the transaction, and given various other factors impacting its business and cash position (including lower expected revenues derived from Boston Scientific Corporation), it does not believe it will be able to satisfy the condition in its note purchase agreement with respect to the minimum level of cash and cash equivalents required to be held at the time of the transaction’s close. In addition, Angiotech has not received the required consent from Ares and New Leaf regarding the reorganization actions described in more detail below, such actions which Angiotech has determined are necessary in light of current circumstances and the uncertainty as to the timing of the transaction’s close. There also can be no assurance that Angiotech can satisfy certain other conditions to closing set forth in the note purchase agreement. As a result of these circumstances, Angiotech plans to withdraw its outstanding tender offers for its Senior Floating Rate Notes and its Senior Subordinated Notes. Angiotech, Ares and New Leaf are in discussions with respect to the terms on which the parties would be prepared to proceed with a transaction.

Since there can be no assurance that a transaction will be completed, Angiotech has elected to hold its Annual General Meeting of shareholders in order to allow shareholders to vote on certain other items of business, including the election of directors. If a determination is made to proceed with a transaction subject to a shareholder vote, Angiotech will set a separate meeting date for consideration of such proposal.

Angiotech’s Annual General Meeting is now expected to be held in the last week of October, 2008 with a record date to be established in the immediate future. Details regarding the meeting time and place will be posted at www.angiotech.com as they are finalized.

Reorganization Initiatives

Operating cost reductions will be implemented across all functions in the Company, including in research and development and general and administrative functions, with more limited reduction initiatives in sales and marketing. The reorganization efforts are designed to reduce certain expenses while maintaining support for the sales momentum of Angiotech’s Promoted Brand product portfolio as well as the growth of Angiotech’s core medical device business. The Company’s remaining resources subsequent to these changes will be focused primarily on its existing medical device products business, with particular emphasis on our portfolio of Promoted Brands, and on selected new products that have recently launched or are expected to be launched in the near future, including Quill™ SRS, the HemoStream™ Chronic Dialysis Catheter, the Option™ Inferior Vena Cava Filter and the Bio-Seal™ Lung Biopsy System. Selected actions to be taken with respect to the reorganization include:

•	Postponement of the scheduled launch of our 5-flourouracil-eluting central venous catheter (5-FU CVC);

•

Closure of our research and manufacturing facility in Rochester, NY. Reductions in certain research and development personnel have been made, and closure is expected to be scheduled for December of 2009, after which any remaining manufacturing activities are expected to be transferred to another of our facilities;

•

Postponement of certain preclinical-stage research activities, pending the completion of partnering or other funding activities that would offset direct costs and personnel costs associated with such programs;

•	Reduction of certain financial and personnel contributions relating to the Company’s joint venture with Genzyme Corporation;

•	Potential amendment of and reduction in cash outlays related to the Company’s collaboration with Athersys, Inc.;

•	Rationalization or elimination of office and laboratory space in Vancouver, BC, North Bend, WA and Hearndon, VA;

•	Rationalization of selected pending and issued intellectual property;

•	Elimination of certain expenses and reductions in personnel in all general and administrative departments;

•	Selective reduction in certain sales and marketing investments and in medical affairs;

•	Postponement of selected planned capital expenditures.

Outlook Update

The key elements of our updated 2008 outlook are summarized below. Our updated 2008 outlook for expenses, as compared to our prior outlook as provided in April 2008, has been impacted most materially by added expenses incurred, or expected to be incurred, due to continued requests by regulatory agencies relating to patients that were enrolled in clinical trials for our Vascular Wrap™ product candidate. In addition, we have incurred certain extraordinary legal and administrative costs relating to the announced transaction with Ares and New Leaf to split Angiotech’s operating and royalty businesses, as well as relating to various other items. As a result of these and certain other factors, we have yet to realize the full amounts of the expense reductions that were originally targeted and announced in April 2008. Our updated 2008 outlook includes:

•	Medical products year over year total revenue growth of 15% or greater, consistent with our previous outlooks as presented in February 2008 and April 2008;

•

Potential improvements in gross margins relating to our medical products sales of 200 – 300 basis points as compared to 2007, consistent with our previous outlook. Achievement of such improvements will be impacted by product sales mix, particularly the mix among Promoted Brands and our Specialties / OEM sales, and the timing of completion of our manufacturing consolidation and cost reduction initiatives. Based on the current pace of activities and certain of the reorganization and cost reduction initiatives announced above, the completion of the closure of our manufacturing facility in Syracuse, NY may be delayed by one or more months, which may impact our ability to achieve these improvements in 2008;

•

Research and clinical expenses ranging from $45 to $48 million, as compared to our previous outlook range of $30 to $38 million. Of the additional expected expenses, approximately $8 to $9 million are funds allocated to comply with the more extensive than planned activities, as requested by the United States Food and Drug Administration, relating to the termination and completion of our Vascular Wrap clinical trial;

•	Sales and marketing expenses ranging from $49 to $53 million, consistent with our previous outlook;

•	General and administrative expenses ranging from $42 to $45 million, as compared to our previous outlook range of $38 to $43 million;

•	Capital expenditures ranging from $10 to $12 million, as compared to our previous outlook range of $12 to $15 million;

•	The potential for additional cash generation of between $8 and $12 million, relating to the potential sale of certain real estate assets in 2008.

Pursuant to the additional reorganization activities and cost reduction initiatives described above, we have summarized below our preliminary expected 2009 expense levels in the major reported categories. We will provide a more complete 2009 outlook across all elements of our business upon the approval of our full year 2009 revenue goals and budget by our Board of Directors later this year, consistent with past practices. Our preliminary 2009 outlook includes:

•

Research and clinical expenses ranging from $13 to $16 million. Additional expenses ranging from $4 to $5 million may be incurred relating to completing follow up of the last patients enrolled in our Vascular Wrap clinical trial, and relating to certain preclinical research programs. It is anticipated that expenses for certain preclinical programs will be incurred only if they are offset by revenues derived from partners relating to certain collaborations currently under negotiation;

•

Sales and marketing expenses ranging from $42 to $45 million. Importantly, these expenses are expected to be lower than the total incurred in 2008, over a higher level of sales expected in 2009 as compared to 2008;

•	General and administrative expenses ranging from $35 to $38 million;

•	Capital expenditures ranging from $10 to $12 million.

Cautionary Statement Regarding Forward-Looking Statements

Statements contained in this press release that are not based on historical fact, including without limitation statements containing the words “believes,” “may,” “plans,” “will,” “estimate,” “continue,” “anticipates,” “intends,” “expects” and similar expressions, constitute “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and “forward-looking information” within the meaning of applicable Canadian securities laws. All such statements are made pursuant to the “safe harbor” provisions of applicable securities legislation. Forward-looking statements may involve, but are not limited to, comments with respect to our objectives and priorities for the second half of 2008 and beyond, our strategies or future actions, our targets, expectations for our financial condition and the results of, or outlook for, our operations, research development and product and drug development. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, events or developments to be materially different from any future results, events or developments expressed or implied by such forward-looking statements. Many such risks, uncertainties and other factors are taken into account as part of our assumptions underlying these forward-looking statements and include, among others, the following: general economic and business conditions, both nationally and in the regions in which we operate; market demand; technological changes that could impact our existing products or our ability to develop and commercialize future products; competition; existing governmental regulations and changes in, or the failure to comply with, governmental regulations; adverse results or unexpected delays in pre-clinical and clinical product development processes; adverse findings related to the safety and/or efficacy of our products or products sold by our partners; decisions, and the timing of decisions, made by health regulatory agencies regarding approval of our technology and products; and the requirement for substantial funding to conduct research and development and to expand manufacturing and commercialization activities or consummate acquisitions. In addition, our business is subject to certain operating risks that may cause any results expressed or implied by the forward-looking statements in this press release to differ materially from our actual results.

These operating risks include: our ability to attract and retain qualified personnel; our ability to successfully complete pre-clinical and clinical development of our products; changes in business strategy or development plans; our failure to obtain patent protection for discoveries; loss of patent protection resulting from third party challenges to our patents; commercialization limitations imposed by patents owned or controlled by third parties; our ability to obtain rights to technology from licensors; liability for patent claims and other claims asserted against us; our ability to obtain and enforce timely patent and other intellectual property protection for our technology and products; the ability to enter into, and to maintain, corporate alliances relating to the development and commercialization of our technology and products; market acceptance of our technology and products; our ability to successfully manufacture, market and sell our products; the continued availability of capital to finance our activities; and any other factors referenced in our other filings with the Securities and Exchange Commission (the “SEC”). Given these uncertainties, assumptions and risk factors, readers are cautioned not to place undue reliance on such forward-looking statements. Except as required by law, we disclaim any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements contained in this press release to reflect future results, events or developments.

Use of Certain Non-GAAP Financial Measures

The financial outlook referred to above presents certain forward-looking, non-GAAP financial information for which at this time there is no calculable comparable GAAP measure. As a result, such non-GAAP financial information cannot be quantitatively reconciled to comparable GAAP financial information. Specifically, the estimates for certain operating expenses referred to above exclude estimates of certain expenses that are inherently unpredictable of subject to significant fluctuation for reasons unrelated to our business performance, including stock-based compensation expenses, certain litigation expenses and foreign exchange gains or losses.

About Angiotech

Angiotech Pharmaceuticals, Inc. is a global specialty pharmaceutical and medical device company with over 1,500 dedicated employees. Angiotech discovers, develops and markets innovative treatment solutions for diseases or complications associated with medical device implants, surgical interventions and acute injury. To find out more about Angiotech (NASDAQ: ANPI, TSX: ANP), please visit our website at www.angiotech.com.

CONTACT:

DeDe Sheel, Investor Relations and Corporate Communications

Angiotech Pharmaceuticals, Inc.

(415) 293-4412

Dede.sheel@fdashtonpartners.com